Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 9, 2016
Registration Statement Nos. 333-205553 and 333-205553-02

$1 Billion BMW Vehicle Lease Trust 2016-1

Jt-Leads	:	BofAML (struc), Barc, CA
Co-Mgrs	:	DB/HSBC

CL	$SIZE(MM)	MDYS/FITCH	WAL	PWIN	EXP	LGL	BENCH	YLD	PRICE	CPN

A-1	183.00	P-1/F1+	0.31	1-7	9/16	2/21/17	YLD	0.630	100.00000	0.63
A-2A	200.00	Aaa/AAA	1.08	7-18	8/17	1/22/18	EDSF+50	1.182	99.99021	1.17
A-2B	200.00	Aaa/AAA	1.08	7-18	8/17	1/22/18	1ML +50		100.00000
A-3	337.00	Aaa/AAA	1.91	18-28	6/18	1/22/19	EDSF+60	1.350	99.98825	1.34
A-4	80.00	Aaa/AAA	2.42	28-30	8/18	6/20/19	ISWP+71	1.520	99.98762	1.51

BILL & DELIVER	:	BofAML	BBG TICKER	:	BMWLT 16-1
REGISTRATION	:	Public	EXPECTED RATINGS	:	Moody's/Fitch
EXPECTED SETTLE	:	2/17/16	FIRST PAY DATE	:	3/21/16
ERISA ELIGIBLE	:	Yes	PXG SPEED	:	100% PPC to Maturity
DENOMS	:	$1k/$1k

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.